                                                                 EXHIBIT 10.29




May 15, 2001


Mr. P. K. Karnik
301 Albert Drive
Los Gatos, CA  95032


Dear P.K.:

On behalf of Accrue Software, Inc. (the "Company"), I am pleased to offer you the position of Vice President, Customer Services reporting to me and starting no later than May 28, 2001. Your salary will be $ 210,000 per year, paid on a bi-monthly basis. Your salary will be payable in accordance with the Company's standard payroll policies (subject to normal required withholding). You will be covered by the Company's standard benefits package including health insurance and seventeen days paid time off per year.

In addition, you will be eligible for an annual commission bonus, based on target metrics set by me, equal to up to 30% of your base salary, and paid quarterly at the completion of the Company's fiscal quarter. The Company will guarantee the first 25% of this commission if you are employed with the Company through your first three months of your employment. All commission and bonus payments are paid within 30-60 days of the close of a fiscal quarter; you must be employed in good standing to receive these payments.

You will be granted an incentive stock option to purchase 150,000 shares of Common Stock exercisable at the fair market value on the date of grant by the Company's board of directors. The option will become exercisable at the rate of 33% of the shares one year after your commencement of employment and 2.78% of the shares subject to the option each month thereafter, so that at the end of three years, the option will be fully vested provided you remain an employee of the Company. The option will be subject to approval and grant by the Company's board of directors, which will occur at the first regular board meeting following the commencement of your employment, and the execution of the Company's standard Option Agreement under its 1996 Stock Plan.

In the event you are terminated without cause, due to a Change of Control, there will be a 25% acceleration of vesting in addition to what has been vested to date, and your salary and benefits will continue for three months beyond the date of termination.

Our offer to you is conditioned upon your execution of the Accrue Software, Inc. Proprietary Information and Inventions Agreement, and conditioned upon your ability to provide and maintain the proper and necessary visa and other documentation required for you and Accrue to comply with all applicable United States immigration laws and regulations. In addition, you will abide by the Company's strict policy that prohibits any new employee from using or bringing with him or her from any previous employer any confidential information, trade secret, or proprietary materials or processes of such employer.

Your employment by Accrue will be for an indefinite term and on an "at-will" basis. This means that Accrue may terminate the employment relationship at any time, with or without cause. This "at-will" relationship may be changed only by a written agreement entered into for this purpose and signed by the Company's Chief Executive Officer. The other terms and conditions of your employment will be governed by various policies and programs of the Company, in writing and otherwise, and that those policies and programs may be changed from time to time by the Company in its discretion. The voluntary "at-will" nature of my employment shall not be affected nor changed by any other employment policies or programs the Company may have, now or in the future.

Please sign at the bottom of this letter to indicate your acceptance of this offer and to confirm our agreement that your employment will commence June 4, 2001

Again, let me indicate how pleased we all are to extend this offer, and how much we look forward to working together. Please indicate your acceptance by signing and returning the enclosed copy of this letter.


Very truly yours,
/s/ Jeffrey S. Walker



Jeffrey S. Walker
President and CEO
Accrue Software, Inc.

I, P.K. Karnik, understand the foregoing terms and conditions and hereby accept them as stated:

Signed: /s P.K. Karnik                 Date: May 18, 2001
       ------------------------             -----------------